Exhibit 99.58

WARRANT CERTIFICATE

THE WARRANTS EVIDENCED HEREBY ARE EXERCISABLE DURING THE PERIOD BEGINNING ON MARCH 23, 2018 AND ENDING AT OR BEFORE 5:00 P.M. (TORONTO TIME) ON MARCH 31, 2019, AFTER WHICH TIME THESE WARRANTS SHALL BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 23, 2018.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE COMMON SHARES TO BE ISSUED UPON THEIR EXERCISE HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY NOT BE EXERCISED IN THE UNITED STATES BY OR ON BEHALF OF A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT) OR A PERSON IN THE UNITED STATES UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE, AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE ISSUER TO THAT EFFECT.

SERIES 2018 WARRANTS TO PURCHASE SHARES

OF

POLYMET MINING CORP.

Certificate Number 2018-01	Number of Warrants
represented by this certificate – 6,458,001

THIS CERTIFIES THAT, for value received GLENCORE AG, is entitled, at any time prior to the Expiry Time, to purchase, at the Exercise Price, one Share in the capital stock of the Company, for each Warrant evidenced hereby, by surrendering to the Company at its principal office at 100 King Street West, Toronto, Ontario M5X 1C7, this Warrant Certificate, together with a Subscription Form, duly completed and executed, and cash, a certified cheque, money order or bank draft in lawful money of the United States payable to or to the order of the Company for the amount equal to the Exercise Price multiplied by the number of Shares subscribed for, on and subject to the terms and conditions set forth below.

Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase any shares of the Company at any time from and after the Expiry Time, and from and after the Expiry Time

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this Warrant Certificate and the Warrants represented hereby, and all rights hereunder shall be void and of no value.

1.	Definitions

In this Warrant Certificate, including the preamble, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings;

(a)	“Warrant” or “Warrants” means the right to acquire Shares evidenced hereby;

(b)	“Warrantholders” or “Holders” without reference to Warrants, means the persons entered in the register hereinafter as holders of Warrants outstanding at such time;

(c)	“Business Day” means a day which is not a Saturday, Sunday, or a civic or statutory holiday in the City of Toronto, Ontario, Canada;

(d)	“Company” means PolyMet Mining Corp., a corporation existing under the laws of British Columbia and its successors and assigns;

(e)	“Current Market Price” means, at any date, the weighted average price per Share at which the Shares have traded:

(i)	on the Exchange;

(ii)	if the Shares are not listed on the Exchange, on any stock exchange upon which the Shares are listed as may be selected for this purpose by the board of directors of the Company, acting reasonably; or

(iii)	if the Shares are not listed on any stock exchange, on any over-the-counter market on which the Shares are trading, as may be selected for this purpose by the board of directors of the Company acting reasonably;

during the 20 consecutive trading days (on each of which at least 500 Shares are traded in board lots) ending the third trading day before such date and the weighted average price shall be determined by dividing the aggregate sale price of all Shares sold in board lots on the exchange or market, as the case may be, during the 20 consecutive trading days by the number of Shares sold or, if not traded on any recognized market or exchange, as determined by the board of directors of the Company, acting reasonably. Whenever the Current Market Price is required to be determined hereunder, the Company shall deliver to the warrant agent a certificate of the Company specifying such Current Market Price and setting out the details of its calculation. In the event of any subsequent dispute as to the determination of the Current Market Price, the Company’s auditors shall make such determination which, absent manifest error, shall be binding for all purposes hereunder;

(f)	“Exchange” means the Toronto Stock Exchange;

(g)	“Exchange Rate” means the number of Shares subject to the right of purchase under each Warrant which as of the date hereof is one;

(h)	“Exercise Price” means US$0.8231 in funds per Share, unless such price shall have been adjusted in accordance with the provisions of Section 13, in which case it shall mean the adjusted price in effect at such time;

(i)	“Expiry Time” means March 31, 2019 (the “Warrant Expiry Date”) before 5:00 p.m. (Toronto time);

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(j)	“Issuance Date” means March 23, 2018;

(k)	“person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

(I)	“Share” means a fully paid and non-assessable common share of the Company;

(m)	“Subscription Form” means the form of subscription annexed hereto as Schedule “A”; and

(n)	“this Warrant Certificate”, herein”, “hereby”, “hereof”, “hereto”, “hereunder” and similar expressions mean or refer to this Warrant Certificate and any deed or instrument supplemental or ancillary hereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof.

2.	Terms of the Warrants

Subject to the applicable conditions for exercise set out in Section 4 having been satisfied and subject to adjustment in accordance with Section 13, each Warrant shall entitle each Warrantholder thereof, upon exercise at any time after the date that is six (6) months following the Issue Date and prior to the Expiry Time, to acquire one Share upon payment of the Exercise Price.

3.	Expiry Time

After the Expiry Time, all rights under any Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall wholly cease and terminate and such Warrants and this Warrant Certificate shall be void and of no value or effect.

4.	Exercise Procedure

The Holder may exercise the right of purchase herein provided for by surrendering or delivering to the Company prior to the Expiry Time at its principal office set out on the face page of this Warrant Certificate:

(a)	this Warrant Certificate, with the Subscription Form duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, acting reasonably; and

(b)	cash, a certified cheque, money order or bank draft payable to or to the order of the Company in lawful money of United States in an amount equal to the Exercise Price multiplied by the number of Shares for which subscription is being made.

Any Warrant Certificate and cash, certified cheque, money order or bank draft referred to in the foregoing clauses (a) and (b) shall be deemed to be surrendered only upon delivery thereof to the Company at its principal office in the manner provided in Section 28.

This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder, for new Warrant certificates of like tenor, and bearing the same legend, representing, in the aggregate, the right to subscribe for the number of Shares which may be subscribed for hereunder.

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5.	Entitlement to Certificate

Upon delivery and payment as set out in Section 4, the Company shall cause to be issued to the Holder hereof the Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this Warrant Certificate and the Holder hereof shall become a shareholder of the Company in respect of such Shares with effect from the date of such delivery and payment and shall be entitled to delivery of a certificate or certificates evidencing such Shares and the Company shall cause such certificate or certificates to be mailed to the Holder hereof at the address or addresses specified in such subscription within five (5) Business Days of such delivery and payment.

6.	Register of Warrantholders

The Company shall cause a register to be kept in which shall be entered the names and addresses of all holders of the Warrants and the number of Warrants held by them.

7.	Partial Exercise

The Holder may subscribe for and purchase a number of Shares less than the number the Holder is entitled to purchase pursuant to this Warrant Certificate. In the event of any such subscription and purchase prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new Warrant certificate in respect of the balance of the Shares of which he, she or it was entitled to purchase pursuant to this Warrant Certificate and which were then not purchased.

8.	No Fractional Shares

Notwithstanding any adjustments provided for in Section 13 or otherwise, the Company shall not be required upon the exercise of any Warrants, to issue fractional Shares in satisfaction of its obligations hereunder. Where a fractional Share would, but for this Section 8 have been issued upon exercise of a Warrant, in lieu thereof, there shall be paid to the Holder an amount equal (rounded down to the nearest $0.01) to the product obtained by multiplying such fractional share interest by the Current Market Price at the date of due exercise of the Warrants and delivery by the Holder of a Subscription Form and the Exercise Price in the manner provided in Section 4, which payment shall be made within five (5) Business Days of such delivery and payment.

9.	Not a Shareholder

Nothing in this Warrant Certificate or in the holding of the Warrants evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company.

10.	No Obligation to Purchase

Nothing herein contained or done pursuant hereto shall obligate the Holder to purchase or pay for or the Company to issue any Shares except those Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

11.	Ranking of Warrants

All Series 2018 Warrants shall rank pari passu, notwithstanding the actual date of the issue thereof.

12.	Covenants

(a)	The Company covenants and agrees that:

(i)	so long as any Warrants evidenced hereby remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Shares to satisfy the right of purchase herein provided for should the Holder determine to exercise its rights in respect of all the Shares for the time being represented by such outstanding Warrants;

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(ii)	all Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment therefor of the amount at which such Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable Shares and the holders thereof shall not be liable to the Company or to its creditors in respect thereof;

(iii)	it will use its commercially reasonable best efforts to maintain the listing of its Shares on the Toronto Stock Exchange or such other recognized stock exchange or quotation system as the Company may approve, acting reasonably, provided that the foregoing requirement is subject to the obligations of the directors to comply with their fiduciary duties to the Company;

(iv)	it will use its commercially reasonable best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the applicable securities laws in each of the provinces of Canada where it is currently a reporting issuer, provided that the foregoing requirement is subject to the obligations of the directors to comply with their fiduciary duties to the Company; and

(v)	it shall use all commercially reasonable efforts to preserve and maintain its corporate existence, except as may otherwise be contemplated by this Warrant Certificate, including, but not limited to, subsection 13(d)

13.	Adjustment of Number of Common Shares and Exercise Price

(a)	The subscription rights in effect under the Warrants for Shares issuable upon the exercise of the Warrants shall be subject to adjustment from time to time as follows.

(i)	if, at any time after the Issuance Date and prior to the Expiry Time, the Company shall:

(A)	subdivide, re-divide or change its outstanding Shares into a greater number of Shares;

(B)	reduce, combine or consolidate its outstanding Shares into a smaller number of Shares;

(C)	issue Shares or securities exchangeable for, or convertible into, Shares to all or substantially all of the holders of Shares by way of distribution (other than a distribution of Shares upon the exercise of Warrants);

(any of such events in subsection 13(a) being called a “Share Reorganization”) then the Exercise Price shall be adjusted as of the effective date or record date of such subdivision, re-division, change, reduction, combination, consolidation or distribution, as the case may be, by multiplying the Exercise Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date or record date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding as of the effective date or record date after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Shares are distributed, the number of Shares that would have been outstanding had such securities been exchanged for or converted into Shares on such record date or effective date).

Such adjustment shall be made successively whenever any event referred to in this Section shall occur. Upon any adjustment of the Exercise Price pursuant to subsection 1(b) the Exchange Rate shall be contemporaneously adjusted by multiplying the number of Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment.

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(b)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Shares (or securities convertible or exchangeable into Shares) at a price per Share (or having a conversion or exchange price per Share) less than 95% of the Current Market Price on such record date (a “Rights Offering”), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the amount determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Shares outstanding on such record date plus a number of Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price, and of which the denominator shall be the total number of Shares outstanding on such record date plus the total number of additional Shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable; any Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that no such rights or warrants are exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or, if any such rights or warrants are exercised, to the Exercise Price which would then be in effect based upon the number of Shares (or securities convertible or exchangeable into Shares) actually issued upon the exercise of such rights or warrants, as the case may be. Upon any adjustment of the Exercise Price pursuant to this subsection 13(b), the Exchange Rate will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Exchange Rate in effect on such record date by a fraction, of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates or record dates referred to in this subsection 13(b) are fixed within a period of 25 trading days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates.

(c)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Shares of (i) securities of any class, whether of the Company or any other entity (other than Shares), (ii) rights, options or warrants to subscribe for or purchase Shares (or other securities convertible into or exchangeable for Shares), other than pursuant to a Rights Offering; (iii) evidences of its indebtedness or (iv) any property or other assets then, in each such case, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Shares outstanding on such record date multiplied by the Current Market Price on such record date, less the excess, if any, of the fair market value on such record date, as determined by the board of directors of the Company (whose determination shall be conclusive), of such securities or other assets so issued or distributed over the fair market value of any consideration received therefor by the Company from the holders of the Shares, and of which the denominator shall be the total number of Shares outstanding on such record date multiplied by such Current Market Price; and Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such computation, such adjustment shall be made successively whenever such a record date is fixed; to the extent that such distribution is not so made, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed. Upon any adjustment of the Exercise Price pursuant to this subsection 13(c), the Exchange Rate will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Exchange Rate in effect on such record date by a fraction, of which the numerator shall be the Exercise Price in effect immediately prior to such adjustment and the denominator shall be the Exercise Price resulting from such adjustment.

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(d)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, there is a reclassification of the Shares or a capital reorganization of the Company other than as described in subsection 13(a) or a consolidation, amalgamation, arrangement or merger of the Company with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, any Warrantholder who has not exercised its right of acquisition prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive upon payment of the Exercise Price and shall accept, in lieu of the number of Shares that prior to such effective date the Warrantholder would have been entitled to receive, the number of shares or other securities or property of the Company or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation or consolidation, or to which such sale or conveyance may be made, as the case may be, that such Warrantholder would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, if, on the effective date thereof, as the case may be, the Warrantholder had been the registered holder of the number of Shares to which prior to such effective date it was entitled to acquire upon the exercise of the Warrants. If determined appropriate by the Company, relying on advice of counsel, to give effect to or to evidence the provisions of this Subsection 13(d), the Company, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, enter into an indenture which shall provide, to the extent possible, for the application of the provisions set forth in this Warrant Certificate with respect to the rights and interests thereafter of the Warrantholders to the end that the provisions set forth in this Warrant Certificate shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which a Warrantholder is entitled on the exercise of its acquisition rights thereafter.

(e)	In any case in which this section 13 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Company may defer, until the occurrence of such event, issuing to the Warrantholder of any Warrant exercised after the record date and prior to completion of such event the additional Shares issuable by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Company shall deliver to such Warrantholder an appropriate instrument evidencing such Warrantholder’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Shares declared in favour of holders of record of Shares on and after the relevant date of exercise or such later date as such Warrantholder would, but for the provisions of this subsection 13(e), have become the holder of record of such additional Shares pursuant to section 13.

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14.	Rules Regarding Calculation of Adjustment of Exercise Price

(a)	The adjustments provided for in Section 13 are cumulative and will, in the case of any adjustment to the Exercise Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 14.

(b)	No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

(c)	No adjustment in the Exercise Price will be made in respect of any event described in Section 13, other than the events referred to in subsections 13(a)(i)(B) and (C), if the Holder is entitled to participate in such event, or is entitled to participate within 45 days from the record date or effective date, as the case may be, of the event described in Section 13 in a comparable event, on the same terms, mutatis mutandis, as if the Holder had exercised the Warrants prior to or on the effective date or record date of such event, such participation being subject to the prior consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required.

(d)	No adjustment in the Exercise Price will be made under Section 13 in respect of the issue from time to time of Shares as dividends paid in the ordinary course to holders of Shares who exercise an option or election to receive substantially equivalent dividends in Shares in lieu of receiving a cash dividend and any such event will be deemed not to be a Share Reorganization or any other event described in Section 13.

(e)	If at any time a question or dispute arises with respect to adjustments provided for in Section 13, such question or dispute will be conclusively determined by the auditors of the Company or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the board of directors of the Company, acting reasonably, and any such determination, where required, will be binding upon the Company, the Holder and the shareholders of the Company, but subject in all cases to the prior written consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required, and any other necessary regulatory approval. The Company will provide such auditors or accountants with access to all necessary records of the Company.

(f)	If and whenever at any time after the Issuance Date and prior to the Expiry Time, the Company takes any action affecting or relating to the Shares, other than any action described in Section 13, which in the opinion of the board of directors of the Company would have a material adverse effect on the rights of the Holder, the Exercise Price will be adjusted by action of the board of directors of the Company in such manner, if any, and at such time as the directors may in their sole discretion determine to be equitable in the circumstances, but subject in all cases to the prior written consent of the Exchange or any other stock exchange or market on which the Shares are traded, where required, and any other necessary regulatory approval. Failure of the taking of action by the board of directors of the Company so as to provide for an adjustment on or prior to the effective date of any action by the Company affecting the Shares will be conclusive evidence that the board of directors of the Company has determined that it is equitable to make no adjustment in the circumstances.

(g)	If the Company sets a record date to determine the holders of the Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, abandons its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Exercise Price will be required by reason of the setting of such record date.

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(h)	In the absence of a resolution of the board of directors of the Company fixing a record date for a Share Reorganization, Special Distribution or Rights Offering, the Company will be deemed to have fixed as the record date therefor the date on which the Share Reorganization, Special Distribution or Rights Offering is effected.

(i)	As a condition precedent to the taking of any action which would require any adjustment to the Warrants, including the Exercise Price, the Company will take any corporate action which may, in the opinion of counsel to the Company, be necessary in order that the Company, or any successor to the Company or successor to the undertaking or assets of the Company, will be obligated to and may validly and legally issue as fully paid and non-assessable all of the Shares or other securities which the Holder is entitled to receive on the exercise hereof in accordance with the provisions hereof.

(j)	At least 14 days prior to the earlier of the record date or effective date of any event which requires or might require an adjustment in any of the rights of the holder under this Warrant Certificate, including the Exercise Price and/or the number of Shares which may be purchased under this Warrant Certificate, the Company shall deliver to the holder of this Warrant Certificate a certificate of the Company specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. In case any adjustment for which a notice in this subsection (j) has been given is not then determinable, the Company shall promptly after such adjustment is determinable deliver to the holder a certificate providing the calculation of such adjustment. The Company hereby covenants and agrees that the register of transfers and share transfer books for the Shares will be open, and that the Company will not take any action which might deprive the holder of the opportunity of exercising the rights of subscription contained in this Warrant Certificate, during such 14 day period.

(k)	In any case in which Section 13 shall require that an adjustment shall become effective immediately after a record date for or an effective date of an event referred to therein, the Company may defer, until the occurrence and consummation of such event, issuing to the Holder, to the extent that any Warrants are exercised after such record date or effective date and before the occurrence and consummation of such event, the additional Shares or other shares, securities or property issuable upon such exercise by reason of the adjustment required by such event; provided, however, that the Company will deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional Shares or other shares, securities or the property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Shares or other shares, securities or property declared in favour of the holders of record of Shares or of such other shares, securities or property on or after the date such Warrants are exercised or such later date as the Holder would, but for the provisions of this subsection, have become the Holder of record of such additional Shares or of such other shares, securities or property pursuant hereto.

15.	Consolidation and Amalgamation

(a)	The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, arrangement, business combination, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Company and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Company, are necessary or advisable to establish that upon the consummation of such transaction:

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(i)	the successor corporation will have assumed all the covenants and obligations of the Company under this Warrant Certificate; and

(ii)	the Warrant will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Warrant Certificate.

(b)	Whenever the conditions of subsection 15(a) shall have been duly observed and performed the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Company under this Warrant Certificate in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the successor corporation.

16.	Representation and Warranty

The Company hereby represents and warrants with and to the Holder that the Company is duly authorized and has the corporate and lawful power and authority to create and issue the Warrants and the Shares issuable upon the exercise hereof and perform its obligations hereunder and that this Warrant Certificate represents a valid, legal and binding obligation of the Company enforceable in accordance with its terms.

17.	If Share Transfer Books Closed

The Company shall not be required to deliver certificates for Shares while the share transfer books of the Company are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any Warrant in accordance with the provisions hereof and the making of any subscription and payment for the Shares called for thereby during any such period, delivery of the certificates for Shares may be postponed for a period not exceeding five (5) Business Days after the date of the re-opening of said share transfer books; provided, however, that any such postponement of delivery of such certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered this Warrant Certificate and all required deliveries in accordance with the provisions hereof and made payment during such period, to receive such certificates for the Shares called for after the share transfer books have been re-opened.

18.	Protection of Shareholders, Officers and Directors

Subject as herein provided, all or any of the rights conferred upon the Holder may be enforced by the Holder by appropriate legal proceedings. No recourse under or upon any obligation, covenant or agreement herein contained or in any of the Warrants represented hereby shall be taken against any shareholder, officer or director of the Company, either directly or through the Company, it being expressly agreed and declared that the obligations under the Warrants evidenced hereby, are solely corporate obligations of the Company and that no personal liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company or any of them in respect thereof, and any and all rights and claims against every such shareholder, officer or director are being hereby expressly waived as a condition of and as a consideration for the issue of the Warrants evidenced hereby.

19.	Lost Certificate

If the Warrant Certificate evidencing the Warrants issued hereby becomes stolen, lost, mutilated or destroyed, the Company may, on such terms, as it may in its discretion impose, acting reasonably, issue and countersign a new Warrant certificate of like denomination, tenor and date, and bearing the same legend, as the certificate so stolen, lost, mutilated or destroyed.

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20.	Governing Law

This Warrant Certificate shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. The parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

21.	Severability

If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(i)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(ii)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant Certificate in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant Certificate in any other jurisdiction.

22.	Headings

The headings of the articles, Sections, subsections and clauses of this Warrant Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrant Certificate.

23.	Numbering of Articles, etc.

Unless otherwise stated, a reference herein to a numbered or lettered article, Section, subsection, clause, subclause or schedule refers to the article, Section, subsection, clause, subclause or schedule bearing that number or letter in this Warrant Certificate.

24.	Gender

Whenever used in this Warrant Certificate, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

25.	Day not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day. If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

26.	Computation of Time Period

Except to the extent otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

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27.	Binding Effect

This Warrant Certificate and all of its provisions shall enure to the benefit of the Holder and his, her or its heirs, executors, administrators, legal personal representatives, permitted assigns and successors and shall be binding upon the Company and its successors and permitted assigns.

28.	Notice

Any notice, document or communication required or permitted by this Warrant Certificate to be given by a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid registered mail, or if transmitted by any form of recorded telecommunication, to such party addressed as follows:

(i)	to the Holder, at the address indicated in the register to be maintained pursuant to Section 6; and

(ii)	to the Company at:

PolyMet Mining Corp.

100 King Street West, Suite 5700, Toronto, Ontario, M5X 1C7

Attention:           Patrick Keenan, Chief Financial Officer

Telephone:         (416) 915-4189

Notice so mailed shall be deemed to have been given on the fifth (5th) Business Day after deposit in a post office or public letter box. Neither party shall mail any notice, request or other communication hereunder during any period in which applicable postal workers are on strike or if such strike is imminent and may reasonably be anticipated to affect the normal delivery of mail. Notice transmitted by a form of recorded telecommunication or delivered personally shall be deemed given on the day of transmission or personal delivery, as the case may be. Any party may from time to time notify the other in the manner provided herein of any change of address which thereafter, until change by like notice, shall be the address of such party for all purposes hereof.

29.	Further Assurances

The Company hereby covenants and agrees that it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all and every such other act, deed and assurance as the Holder shall reasonably require for the better accomplishing and effectuating of the intentions and provisions of this Warrant Certificate.

30.	Language

The parties hereto acknowledge and confirm that they have requested that this Warrant Certificate as well as all notices and other documents contemplated hereby be drawn up in the English language. Les parties aux présentes reconnaissent et confirment qu’elles ont exigé que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés en langue anglaise.

31.	Time of Essence

Time shall be of the essence hereof.

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IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be signed by its duly authorized officer as of this 23rd day of March, 2018.

POLYMET MINING CORP.

Per:	/s/ Jonathan Cherry
	Name:	JONATHAN CHERRY
	Title:	PRESIDENT AND CEO

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SCHEDULE “A”

SUBSCRIPTION FORM

TO:	POLYMET MINING CORP.

100 King Street West, Suite 5700, Toronto, Ontario, M5X 1C7

The undersigned holder of the Warrant Certificate hereby irrevocably subscribes for _____________Shares of PolyMet Mining Corp. (the “Company”) pursuant to the Warrant Certificate at the Exercise Price specified in the said Warrant Certificate and encloses herewith cash or a certified cheque, money order or bank draft payable to the order of the Company in payment of the subscription price therefor. Capitalized terms used but not defined herein have the meanings set forth in the Warrant Certificate.

This Warrant Certificate may only be exercised by the undersigned holder if the undersigned holder is outside of the United States at the time of exercise. The undersigned hereby certifies that the undersigned is not a U.S. Person or a person in the United States, and is not acquiring any of the Shares issuable upon the exercise of the Warrants for the account or benefit of a U.S. Person or a person in the United States. For purposes hereof, “United States” and “U.S. Person” shall have the meanings given to such terms in Regulation S under the United States Securities Act of 1933, as amended.

DATED this______day of___________________________, 20 ____.

NAME:

Signature:

Address:

☐	Please check box if the Share certificates are to be delivered at the office where the Warrant Certificate is surrendered, failing which the Share certificates will be mailed to the subscriber at the address set out above.

If any Warrants represented by the Warrant Certificate are not being exercised, a new Warrant certificate bearing the same legend as the Warrant Certificate will be issued and delivered with the Share certificates.

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